606896 B.C. Ltd.
21910 – 61st Avenue
Langley, BC
V2Y 2P2

September 5, 2005

SUTCLIFFE RESOURCES LTD.
#420 – 625 Howe Street
Vancouver, BC
V6C 2T6

Attention: Laurence Stephenson

RE: MINERAL PROPERTY PURCHASE AGREEMENT

This agreement between 606986 B.C. Ltd. (hereinafter referred to as 606) and Sutcliffe Resources Ltd. (hereinafter referred to as SUT) establishes the final terms and conditions for the 100% purchase, subject to a 2.0% Net Smelter Royalty, of the Bloom 1-10 mineral claims, located west of and adjoining the Harrison Lake Massive Sulphide Project on NTS 92H/06I, 62.

The purchase price is:

  cash payment of $40,000
  share payment of 500,000 shares
  a 2.0% N.S.R. of which 1 of the 2.0 (or 50% of the total) may be purchased at any time for $500,000.

If you are in agreement, please sign below and forward the cash and share payments.

Agreed to this 5th day of September 2005.

per 606896 B.C. Ltd.	per Sutcliffe Resources Ltd.

/s/ Tom Brady	/s/ Laurence Stephenson
Tom Brady	Laurence Stephenson, P.Eng.
President	President

606896 B.C. Ltd.
21910 – 61st Avenue
Langley, BC
V2Y 2P2

Appendix A

The particulars for the Bloom claims are:

Claim Name	Old Tenure #	NTS	New Tenure #	Expiry Date
Bloom 1	401407	92H061, 62	All claims now covered by converted cell numbers 512380 and 512382	12/12/05
Bloom 2	401408	92H061, 62		12/12/05
Bloom 3	401409	92H061, 62		12/12/05
Bloom 4	401410	92H061, 62		12/12/05
Bloom 5	401411	92H061, 62		12/12/05
Bloom 6	401412	92H061, 62		12/12/05
Bloom 7	401413	92H061, 62		12/12/05
Bloom 8	401414	92H061, 62		12/12/05
Bloom 9	401415	92H061, 62		12/12/05
Bloom 10	401416	92H061, 62		12/12/05

All claims are in the New Westminster Mining Division.